Digital Lifestyles Group Inc.
727 Brea Canyon Road #6
Walnut, CA 91789

This Agreement is entered into this the 4th day of January, 2007 by and between Corion Industrial Corp, USA. and (“Supplier”) and Digital Lifestyles Group, Inc. (“Representative”).

Supplier agrees that it will grant to Representative the non-exclusive right to represent, in conjunction with Supplier, its Products (as defined herein) to customers residing in or with a place of business in North and South America (collectively, the “Territory”). For the purposes of this Agreement, Products will mean all consumer electronics sold by Supplier.

Supplier agrees to give Representative a Commission (as defined herein) on sales made in Representative’s Territory or to customers therein, whether the orders for such sales are sent by Representative or taken at the Supplier’s place of business (the “Commissioned Orders”).

Representative will receive a commission of 1% on all Net Sales for Commissioned Orders accepted by Supplier (the “Commission”). “Net Sales” shall mean the gross invoice price charged for the Products for Commissioned Orders shipped by Supplier, not including any taxes or shipping charges and less any customary discounts, charge-backs, returns or other allowances. Commission shall be payable on all Commissioned Orders by Supplier and shall be payable to Representative along with a commission statements and copies of shipping invoices by the twenty-fifth (25th) of each month following the month in which shipment of Commissioned Orders occurs.

Supplier shall supply Representative with samples of the Products at Supplier’s sole expense. Representative shall return all samples of the Products to Supplier promptly at the end of the selling period and all samples of the Products not returned shall be paid for by Representative at the rate of eighty percent (80%) of their wholesale price.

Additionally, Representative shall grant Supplier a non-exclusive license to use the Representative’s mark, Digital Lifestyle, (the “Mark”) on Products sold under this Agreement. Such right shall terminate upon the termination of this Agreement. The Supplier shall pay Representative 0.25% on the Net Sales of products sold under this Agreement in exchange for the aforementioned licensing rights.

Representative shall actively and in a professional manner seek sales of Supplier’s Products. Representative agrees that it will not seek any opportunity to represent nor represent a product line that competes in any manner with Products so long as this Agreement is in effect.

This Agreement shall commence on the date set forth above and shall continue for two (2) years; provided, however, Supplier shall be entitled to terminate this Agreement upon 30 days written notice if Representative breaches any provision of this Agreement or if no orders are taken for 120 successive days during the term of this Agreement. Additionally, this Agreement shall terminate in the event the Representative and Supplier enter into a merger, acquisition or similar arrangement with each other. Upon the expiration of the two year period, the parties agree to discuss renewal options on terms similar to those herein. Supplier shall continue to be obligated to pay any Commission for orders received and accepted prior to termination.

SUPPLIER:

By: Its:	Date
REPRESENTATIVE:

By:	Date

Its: